Exhibit 10.2
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of October 27, 2005, by and among JLG Industries, Inc., a company incorporated under the laws of Pennsylvania with its principal place of business located at 1 JLG Drive, McConnellsburg, Pennsylvania 17233 (“Buyer” or “JLG”), Caterpillar S.A.R.L., a societe a responsabilite limitee organized under the laws of Switzerland with its principal place of business located at 76 Route de Frontenex, P.O. Box 6000, Geneva 6, 1211, Switzerland (“CSARL”), Caterpillar (U.K.) Limited, a corporation organized under the laws of England and Wales with its principal place of business located at Peckleton Lane, Co. Desford, Leicester, England LE9 9JT, United Kingdom (“Cat UK”), Caterpillar Poland Sp. z o.o., a Polish limited liability company with its principal place of business located at U1. Lubielski 74, 23-300, Janow Lubelski, Poland (“Cat Poland”), Caterpillar Tosno, L.L.C., a Russian limited liability company organized under the laws of Russia with its principal place of business located at 1/1 Moskovskoye shosse, Leningradskaya Olbast, Tosno, Russia 187000 (“Cat Tosno”), Caterpillar Hungary Components Manufacturing Ltd., a Hungarian corporation with its principal place of business located at 2117 Isaszeg Hrsz, 0185/3, Hungary (“Cat Hungary”), and Caterpillar Inc., a company incorporated under the laws of Delaware, United States, with its principal place of business located at 100 N.E. Adams St., Peoria, Illinois U.S.A. 61629 (“Caterpillar”). In this Agreement, (i) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary and Caterpillar shall be collectively referred to as “Seller”, (ii) CSARL and Caterpillar shall be collectively referred to as “Cat IP Seller”, (iii) Cat UK, Cat Poland, Cat Hungary and Cat Tosno shall be collectively referred to as “Cat Tangible Personal Property Seller”, and (iv) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar, and Buyer are sometimes called singularly a “Party” and collectively the “Parties.”
     WHEREAS, Caterpillar and JLG intend to establish a relationship in which Caterpillar and JLG will cooperate in the joint design and distribution of telehandlers, Caterpillar will supply certain components to JLG for the production and manufacture of telehandlers, and Caterpillar will sell to JLG, and JLG will purchase, certain of Caterpillar’s assets used exclusively in telehandler production; and
     WHEREAS, concurrently with the execution of this Agreement and in conjunction with such intention, Caterpillar and JLG will execute that certain Strategic Alliance Agreement dated as of the date hereof (the “Strategic Alliance Agreement”), pursuant to which Caterpillar and JLG have agreed to cooperate in the area of telehandler design, manufacture, distribution, and product support; and
     WHEREAS, concurrently with the execution of this Agreement and in conjunction with such intention, Caterpillar and JLG will execute that certain Component Supply Agreement dated as of the date hereof (the “Component Supply Agreement”), whereby Caterpillar shall supply to JLG and JLG shall purchase from Caterpillar certain components and products manufactured by or for Caterpillar; and
     WHEREAS, concurrently with the execution of the Strategic Alliance Agreement and the Component Supply Agreement and in conjunction with such intention, the Parties have agreed to enter into this Agreement whereby Seller shall sell to JLG, and JLG shall purchase from Seller, certain assets used in the manufacture of Caterpillar’s B Series telehandlers and Compact Telehandlers.
     NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

     Section 1. Definitions.
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Acquired Assets” means the Caterpillar Tangible Personal Property and the Caterpillar Intellectual Property.
     “Affiliate” means, with respect to a person, any legal entity directly or indirectly controlling, controlled by, or under common control with such person; where “control” means a direct or indirect ownership interest of more than 50% in such legal entity or person.
     “Alliance” means the cooperation between Caterpillar and JLG in the area of telehandler design, manufacture, distribution, and product support.
     “Atlas II Assets” means the assets dedicated to and developed for use in the request for proposal for the Atlas II Bid Solicitation.
     “Atlas II Bid Solicitation” means the bid solicitation for all-terrain telehandlers to replace the current Atlas telehandlers used by the U.S. Army and for which the U.S. Army has requested proposals.
     “B Series Telehandlers” means Seller’s B Series telehandler models TH220B, TH330B, TH340B, TH350B, TH355B, TH360B, TH460B, TH560B and TH580B.
     “Business” means the business of the design, manufacture, and assembly of the Seller’s B Series Telehandlers and Compact Telehandlers operated from locations at Desford and Stockton, England, and Tosno, Russia.
     “Buyer” has the meaning set forth in the preamble above.
     “Buyer Note” has the meaning set forth in Section 2(c) below.
     “Cat Hungary’s Knowledge” means the Knowledge as of the date hereof of the senior managers of Cat Hungary.
     “Cat Poland’s Knowledge” means the Knowledge as of the date hereof of the senior managers of Cat Poland.
     “Cat Tosno’s Knowledge” means the Knowledge as of the date hereof of the senior managers of Cat Tosno.
     “Cat UK’s Knowledge” means the Knowledge as of the date hereof of the senior managers and legal department of Cat UK.
     “Caterpillar Tangible Personal Property” means the tangible personal property set forth in attached Exhibit A, including any Atlas II Assets.
     “Caterpillar Intellectual Property” means the Intellectual Property set forth in attached Exhibit A.
     “Caterpillar’s Knowledge” means the Knowledge as of the date hereof of the senior managers and legal department of Caterpillar.
     “Closing” has the meaning set forth in Section 2(d) below.
     “Closing Date” has the meaning set forth in Section 2(d) below.
     “Common Intellectual Property” means that intellectual property identified as such on Exhibit D of the Strategic Alliance Agreement and which Caterpillar Inc. will grant Buyer a non-exclusive, worldwide license to use.
     “Compact Telehandlers” means Seller’s TH210 and TH215 compact telehandler models.
     “Component Supply Agreement” has the meaning set forth in the Recitals.

     “CSARL’s Knowledge” means the Knowledge as of the date hereof of the senior managers and legal department of CSARL.
     “Designated Purchaser” has the meaning set forth in Section 2(g) below.
     “Disclosure Schedule” has the meaning set forth in Section 3 below.
     “EAME Manufacturing Transition Date” shall have the meaning assigned to it in the Strategic Alliance Agreement.
     “EAME Transition Date” shall have the meaning assigned to it in the Strategic Alliance Agreement.
     “Employment Costs” means the cost of employing the relevant employees, including salary, wages, contractual and non-contractual remuneration and/or benefits, allowances, statutory sick pay, statutory maternity pay, holiday pay, commissions, bonuses or incentives (discretionary or otherwise), National Insurance contributions, pension contributions, payments made under statute or regulations, and the cost of supplying the benefits of employment.
     “Employee Representatives” means any recognized trade union, staff council or similar body, or elected representative recognized by law or by the employer as representing the Employees.
     “Employees” means those employees employed in the Business in the United Kingdom.
     “Employment Liabilities” means all claims, damages, compensation, awards, penalties, fines, interest, costs (including reasonable legal fees), expenses and any other liabilities whatsoever arising from or connected with the employment of, or the holding of any directorship or other office or position by, the relevant persons or the termination of such employment, office, position or directorship.
     “Infringing Intellectual Property” has the meaning set forth in Section 8(c) below.
     “Intellectual Property” means any intellectual property rights of any kind including inventions (whether patentable or not), patents, patent applications, know-how, trade secrets and copyrights, including any and all rights with respect to the foregoing anywhere in the world.
     “JLG Common Platform” shall have the meaning assigned to it in the Strategic Alliance Agreement.
     “Knowledge” means actual knowledge (i.e., applicable Party has no obligation to conduct an independent investigation).
     “Losses” means losses, liabilities, costs, claims, damages, and reasonable attorney fees.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Alliance, taken as a whole, or to the ability of Seller to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Alliance, (ii) national or international political or social conditions, including the engagement by the United States, the United Kingdom or Switzerland in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, United Kingdom or Switzerland, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, United Kingdom or Switzerland, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby or (vi) the disclosure of this Agreement or the transactions contemplated hereby, and (b) any adverse change in or effect on the Alliance that is cured by Seller, to the reasonable satisfaction of Buyer, before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9 hereof.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Parties” has the meaning set forth in the preamble above.
     “Party” has the meaning set forth in the preamble above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Purchase Price” has the meaning set forth in Section 2(c) below.
     “ROW Transition Date” means November 1, 2006.
     “Seller” has the meaning set forth in the preamble above.
     “Strategic Alliance Agreement” has the meaning set forth in the Recitals.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended and any re-enactment, modification or extension thereof.
     “VAT” means value added tax or any similar sales or turnover tax.
     Section 2. Basic Transaction.
     (a) Purchase and Sale of Assets. On the basis of the representations, warranties, covenants, and agreements, subject to the satisfaction or waiver of the conditions set forth in this Agreement, and for the consideration specified in Section 2(c), and subject to the information and consultation obligations of the Parties by operation of English and/or any other applicable law of the European Union to consult with Caterpillar’s and/or its Affiliates employees and/or employee representatives having been completed to Cat UK’s and Buyer’s reasonable satisfaction (which the parties agree must be completed before Closing), Buyer agrees to purchase from Cat IP Seller the Caterpillar Intellectual Property and from Cat Tangible Personal Property Seller the Caterpillar Tangible Personal Property.
     (b) No Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller shall retain and discharge all liabilities of the Business and the Atlas II Bid Solicitation and Buyer shall not assume any liability of Seller in respect of the Business or otherwise.
     (c) Purchase Price. Buyer agrees to pay to Seller at the Closing $51,400,000.00 (the “Purchase Price”) for the Acquired Assets by delivery of (i) its promissory note (the “Buyer Note”) in the form of Exhibit B attached hereto in the principal amount of $5,000,000.00 made payable to CSARL, which amount Buyer shall pay to CSARL on September 15, 2006 and (ii) cash to Seller in the amount of $46,400,000.00, with such cash portions payable by wire transfer or delivery of other immediately available funds.

     (d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Caterpillar Inc., in Peoria, Illinois commencing at 9:00 a.m. local time on November 30, 2005, or, if not yet satisfied or waived by November 30, 2005, as soon as possible after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) on a date mutually determined by the Parties (the “Closing Date”).
     (e) Deliveries at the Closing. At the Closing,
     (i) Seller shall deliver to Buyer the various certificates and documents referred to in Section 7(a) below;
     (ii) Buyer shall deliver to Seller the various certificates and documents referred to in Section 7(b) below;
     (iii) Seller shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments in the forms attached hereto as Exhibits C-1 through C-4 and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; and
     (iv) Buyer shall deliver to Seller the consideration specified in Section 2(c) above.
     (f) Allocation. Buyer and Seller shall, as soon as practicable, mutually agree to an allocation, which Seller shall prepare, of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with applicable state, local or foreign law, as appropriate. Once agreed to by the Parties, the allocation shall be binding upon Buyer and Seller. Seller and Buyer shall report, act, and file Tax Returns in all respects and for all purposes consistent with such agreed allocation. Buyer shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Seller may reasonably request in preparing such allocation. Neither Seller nor Buyer shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
     (g) Designated Purchasers. Seller acknowledges and agrees that, prior to the Closing Date, Buyer may, upon prior written notice to Seller, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby, including to purchase and accept the Caterpillar Intellectual Property and/or the Caterpillar Tangible Personal Property; provided, however, that Buyer shall be and remain jointly and severally liable for all obligations of Buyer and any such Designated Purchaser under this Agreement and under all documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto.
     (h) Delivery of Caterpillar Tangible Personal Property and Drawings. Within a reasonable amount of time after the EAME Manufacturing Transition Date, the Caterpillar Tangible Personal Property will be made available “AS IS, WHERE IS” to Buyer. The Caterpillar Tangible Personal Property located at Seller’s facilities will be made available to Buyer Ex Works (Incoterms 2000) Seller’s facilities, while the Caterpillar Tangible Personal Property located at Seller’s supplier’s facilities will remain at such supplier’s facilities until such time as Buyer makes its own arrangements for shipping. After the Closing, Seller agrees to attach labels indicating Buyer’s ownership, if provided by Buyer, to the Caterpillar Tangible Personal Property that remains at Seller’s facilities by mutual agreement of the Parties, and Seller will notify in writing those suppliers in possession of Caterpillar Tangible Personal Property of Buyer’s ownership thereof. As soon as practicable, Seller will deliver to Buyer (i) electronic copies of the drawings related to the Caterpillar Intellectual

Property and the Common Intellectual Property, (ii) the original application files of Seller (whether held by Seller or Seller’s intellectual property counsel) relating to the Caterpillar Intellectual Property, (iii) technical files, testing files, CE certification and homologation files, stress analysis documentation, supplier lists, and operator and service and parts manuals, drawings, and technical specifications relating to the Caterpillar Intellectual Property, (iv) any existing correspondence or other communication located at Caterpillar’s world headquarters relating to any of the Caterpillar Intellectual Property that Seller and/or Seller’s intellectual property counsel may receive from any patent or copyright office or other governmental agency or body relating to the Caterpillar Intellectual Property, and (v) the other engineering assets identified on Schedule 2(h). Caterpillar agrees to cooperate in good faith in (i) delivering all Caterpillar Intellectual Property not included in the foregoing sentence of this Section or not available in any tangible, transferable form (including employee know-how, as embodied in drawings, and trade secrets) to JLG in a manner to be mutually agreed upon by the Parties, which in any event shall include the assistance and access provided for in Section 6(c) and (ii) taking such other steps, at JLG’s expense, as are reasonably necessary to transfer the Caterpillar Intellectual Property to JLG.
     Section 3. Seller’s Representations and Warranties.
     Each of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar individually, represents and warrants to Buyer as follows, except as set forth in any of the disclosure schedules accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.
     (a) Organization. Each of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Authorization of Transaction Each of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar pursuant hereto will constitute, the valid and legally binding obligations of each of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar, enforceable in accordance with its terms and conditions.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, injunction, order, or other restriction of any governmental agency or court to which CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar is subject or any provision of the charter or bylaws of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar; (ii) result in a material breach of any material agreement (relating to the Business) to which CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar is a party or to which any of the Acquired Assets is subject (or result in the imposition of any lien upon any of the Acquired Assets); or (iii) require CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar to give any notice to, make any filing with, or obtain any authorization of any governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. None of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Tooling and Drawings. To Seller’s Knowledge, the Acquired Assets include all tooling and drawings unique to the B Series Telehandlers and Compact Telehandlers used by Seller in the design and manufacture of same.
     (f) Title to Caterpillar Tangible Personal Property. Cat Tangible Personal Property Seller has good and marketable title to the Caterpillar Tangible Personal Property free and clear of any lien, encumbrance, license, right of any third party (other than suppliers’ rights to continued use and possession for that Caterpillar Tangible Personal Property currently in the possession of third party suppliers), or other restriction. To Cat UK’s Knowledge, Cat Poland’s Knowledge, Cat Hungary’s Knowledge, and Cat Tosno’s Knowledge, Section 3(f) of the Disclosure Schedule accurately sets forth the location of the tooling included in the Acquired Assets and the identity of the party having possession of such tooling.
     (g) Telehandler Design. To CSARL’s Knowledge, Cat UK’s Knowledge, Cat Poland’s Knowledge, Cat Tosno’s Knowledge, Cat Hungary’s Knowledge, and Caterpillar’s Knowledge the designs of the B Series Telehandlers and Compact Telehandlers are free from material defects and are materially compliant with applicable CE, homologation, and other governmental approvals and safety standards.
     (h) Intellectual Property.
     (i) Cat IP Seller has good and marketable title to the Caterpillar Intellectual Property free and clear of any lien, encumbrance, license, right of any third party (other than suppliers’ rights to continued use and possession of certain Caterpillar Intellectual Property for purposes of manufacturing components for B Series Telehandlers and Compact Telehanders), or other restriction, except as identified in Section 3(h)(ii) of the Disclosure Schedule. To CSARL’s and Caterpillar’s Knowledge, in operating the Business neither CSARL nor Caterpillar has ever infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and the directors and officers of CSARL and Caterpillar have never received any claim or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CSARL or Caterpillar must license or refrain from using any Intellectual Property rights of any third party). To CSARL’s and Caterpillar’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Caterpillar Intellectual Property rights in any material respect.
     (ii) Exhibit A identifies each patent or registration that has been issued to Cat IP Seller with respect to the Caterpillar Intellectual Property and identifies each pending patent application or application for registration that Cat IP Seller has made with respect to the Caterpillar Intellectual Property, and Section 3(h)(ii) of the Disclosure Schedule identifies each material license, agreement, or other permission that Cat IP Seller has granted to any third party with respect to the Caterpillar Intellectual Property (together with any exceptions). Cat IP Seller will deliver to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Except as set forth in Section 3(h)(ii) of the Disclosure Schedule, with respect to each item of Caterpillar Intellectual Property identified on Exhibit A:
     (A) Cat IP Seller possesses all right, title, and interest in and to the item, free and clear of any lien, encumbrance, license, or other restriction;
     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     (C) no action, suit, claim, or demand is pending or, to CSARL’s or Caterpillar’s Knowledge, is threatened that challenges the validity, enforceability, use, or ownership of the item; and

     (D) no expiration of the item is reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Cat IP Seller, including a failure by Cat IP Seller to pay any required maintenance fees).
     (iii) Except with respect to Intellectual Property related to components to be sold by Caterpillar Inc. or its Affiliates to Buyer pursuant to the Component Supply Agreement and certain Intellectual Property not owned by Cat IP Seller as set forth in attached Exhibit D, the Caterpillar Intellectual Property, together with the Common Intellectual Property, comprise all of the material Intellectual Property currently utilized by Seller to manufacture the B Series Telehandlers and Compact Telehandlers.
     (i) Contracts. Section 3(i) of the Disclosure Schedule lists all written contracts and other written agreements (solely relating to the Business) (other than purchase orders) to which CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar is a party and the performance of which will involve consideration in excess of $100,000. CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar has made available to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Section 3(i) of the Disclosure Schedule.
     (j) Litigation. Section 3(j) of the Disclosure Schedule sets forth each instance (relating to the B Series Telehandlers and/or Compact Telehandlers) in which CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (i) is subject to any outstanding injunction, judgment or order or (ii) is a party to any action, suit, arbitration, proceeding or investigation pending before any court or administrative agency of any federal, state, local, or foreign jurisdiction in the nature of product liability, such as actions, suits, arbitrations, proceedings or investigations made in connection with an injury to person, damage to property, or other damage arising from, caused by, or arising out of the design, manufacture, or assembly of B Series Telehandlers or Compact Telehandlers.
     (k) Investment. Cat IP Seller (i) understands that the Buyer Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note.
     (l) Employees. To Cat UK’s Knowledge the data disclosed in Section 3(l) of the Disclosure Schedule contains the material terms and conditions of employment and collective agreements relating to the Employees or their Employee Representatives.
     (m) Historical Cost Data. Section 3(m) of the Disclosure Schedule contains historical cost information that Buyer received from Seller (the “Cost Data”). The Cost Data reflects all material costs of telehandler components and fabrications included in the B Series Telehandlers. The Cost Data was prepared from the books and records of Seller and to Seller’s Knowledge accurately represents the actual, total material cost paid to either an internal Seller source or an external supplier for the noted part numbers as of the date the Cost Data was prepared. Because the Cost Data shows the bill of material breakdowns certain part numbers represent an arrangement, assembly, etc. level meaning the material costs are an accumulation of the individual part number material costs which go into the arrangement, assembly, etc. part number. The Cost Data was not prepared in accordance with generally accepted accounting principles. For purposes of this Section 3(m), “material” is used to express the idea of goods as opposed to significance.

     (n) Product Retrofits and Recalls. Except as set forth in Section 3(n) of the Disclosure Schedule, to CSARL’s, Cat UK’s, and Caterpillar’s Knowledge, in the previous three (3) years none of the B Series Telehandlers or Compact Telehandlers has been the subject of any field fix, retrofit, or recall campaign and no such field fix, retrofit, or recall campaign is currently planned, or, to CSARL’s, Cat UK’s, and Caterpillar’s Knowledge, necessary.
     (o) Disclaimer of Other Representations and Warranties. CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar and their Affiliates make no representations or warranties with respect to any projections, forecasts or forward-looking statements provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, SELLER IS SELLING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER AND ITS AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER, AND DISCLAIM ALL SUCH REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER AND ITS AFFILIATES DISCLAIM ANY WARRANTY OF TITLE OR NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING. BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3. Seller, its Affiliates, their representatives or any other Person will not have or be subject to any liability to Buyer or its representatives, except for fraud, relating to the transactions contemplated by this Agreement, resulting from (i) any information that is not included in this Agreement or the Schedules hereto, or (ii) the use of any such information by Buyer or any of its agents, consultants, accountants, counsel or other representatives.
     Section 4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
     (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by Buyer. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with its terms and conditions.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, injunction, order, or other restriction of any governmental agency or court to which Buyer is subject or any provision of the charter or bylaws of Buyer; (ii) result in a material breach of any material agreement to which Buyer is subject; or (iii) require Buyer to give any notice to, make any filing with, or obtain any authorization of any governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Financing. Buyer has internal resources or financing commitments from responsible financial institutions available in connection with the acquisition of the Acquired Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.
     (f) Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar set forth in Section 3, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Business and the Acquired Assets (including Buyer’s own estimate and appraisal of the value, financial condition, operations and prospects of the Business and the Acquired Assets). Buyer confirms to Seller that Buyer is sophisticated and knowledgeable about the Business and is capable of evaluating the matters set forth above.
     Section 5. Pre-Closing Covenants.
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
     (a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).
     (b) Notices and Consents. Seller shall give any notices to third parties, and Seller shall use its reasonable best efforts to obtain any third party consents referred to in Section 3(c) above and Section 3(c) of the Disclosure Schedule.
     (c) Operation of Business. From the date of this Agreement until the Closing Date, Seller shall operate the Business in the Ordinary Course of Business and in a manner consistent with past practice, except that, unless otherwise consented to by Buyer in writing, Seller shall not sell, lease, encumber, or otherwise transfer any assets that, but for such sale, lease, encumbrance, or other transfer, would constitute Acquired Assets.
     (d) Notice of Developments.
     (i) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and/or Caterpillar may elect at any time to notify Buyer of any development causing a breach of any of its representations and warranties in Section 3 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(d)(i), unless objected to by Buyer within ten (10) business days of such notice, will be deemed for all purposes of this Agreement to have amended the Disclosure Schedule as of the date hereof, to have qualified the representations and warranties contained in Section 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.
     (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its representations and warranties in Section 3 and Section 4 above. Except as otherwise provided in Section 5(d)(i), no disclosure by any Party pursuant to this Section 5(d)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (e) Employee Information and Consultation. The Parties will use their reasonable best efforts to promptly take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement having regard to discussions and consultation with employees and employee representatives as required under English and/or any other applicable law of the European Union.
     Section 6. Post-Closing Covenants.
     The Parties agree as follows with respect to the period following the Closing.
     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including the registration and maintenance of the Caterpillar Intellectual Property, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).
     (b) Transition. CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar will take no action that is designed or intended to have the effect of discouraging any licensor, customer or supplier of the Business from maintaining the same business relationships with Buyer (with respect to the Acquired Assets) after the Closing as it maintained with CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar prior to the Closing.
     (c) Technical Assistance.
     (i) For a period of twenty-four (24) months following the Closing, CSARL, Cat UK, Caterpillar and/or their Affiliates, through the engineering manager referred to in Section 5.1 of the Strategic Alliance Agreement, shall provide mutually agreed technical assistance to Buyer regarding Buyer’s receipt and use of the Caterpillar Intellectual Property.
     (ii) Until the EAME Transition Date, Caterpillar shall, upon reasonable prior written notice, permit JLG and its employees to have reasonable access during normal business hours to Caterpillar’s telehandler facilities and employees to reasonably enable JLG to employ the Caterpillar Intellectual Property in a manner consistent with Seller’s use of the Caterpillar Intellectual Property in respect of the Business.
     (d) Certain Provisions Regarding Assignments.
     (i) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or impose any obligation or liability on CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and/or Caterpillar and such a consent is not obtained at or prior to the Closing, in which case the provisions of Section 6(d)(ii) shall apply.
     (ii) If a consent is required by any third party to any contract that is intended to be an Acquired Asset and is not obtained at or before the Closing or if an attempted transfer, conveyance or assignment is ineffective, the Parties shall cooperate in any commercially reasonable arrangement that provides to Buyer the benefits under, and imposes on Buyer the obligations and liabilities under, such contract.
     (e) Caterpillar Intellectual Property Limitation. After the Closing, Buyer will only use the Caterpillar Intellectual Property for designing, manufacturing, having manufactured, marketing, promoting, offering to sell, selling, leasing, financing, importing and exporting (i) Caterpillar Branded

Telehandlers (as defined in the Strategic Alliance Agreement to be sold exclusively to authorized Caterpillar Dealers), (ii) the JLG Common Platform, and (iii) Buyer’s excavator, aerial work platform or telehandler products; provided, however, that except as provided in clause (i) of this sentence, Buyer will not use the Acquired Assets to produce telehandlers that, but for markings and trade dress, are substantially similar to the B Series Telehandlers or Compact Telehandlers for a period of three years from the ROW Transition Date.
     (f) Surplus Production Material. Promptly following the ROW Transition Date, Cat UK shall sell to Buyer, and Buyer shall purchase from Cat UK, on an “AS IS, WHERE IS” basis, free and clear of any lien, encumbrance, license, right of any third party, or other restriction, but otherwise without any warranty of any kind, all new and current surplus production material for B Series Telehandlers and Compact Telehandlers then owned by Cat UK for a price equal to Caterpillar’s latest purchase order price, on sixty (60) day payment terms; provided, that Buyer shall have no obligation to purchase inventory in excess of 3 months of anticipated future needs or obsolete inventory. Such surplus production material shall be made available to Buyer Ex Works (Incoterms 2000) Seller’s facilities.
     (g) Infringement Cooperation. If Caterpillar suspects or determines that any Caterpillar Intellectual Property is being infringed, misused, violated or misappropriated by a third party’s activities, it shall promptly notify JLG in writing. To the extent JLG elects to prosecute such infringement, misuse, violation or misappropriation, Caterpillar shall provide reasonable assistance to JLG, at JLG’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent reasonably necessary to allow JLG to maintain the action, establish jurisdiction or standing, or otherwise seek or recover damages or obtain other relief.
     Section 7. Conditions to Obligation to Close.
     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) The representations and warranties set forth in Section 3 above shall have been accurate, true and correct in all material respects on and as of the date of this Agreement and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and/or Caterpillar (as applicable) on and as of the Closing Date; provided, that if one or more of such representations or warranties is not accurate, true and correct in all material respects on and as of any such date, the conditions precedent in this Section 7(a)(i) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of such representations or warranties would reasonably be expected to have a Material Adverse Effect.
     (ii) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) there shall not be any injunction, judgment, order or decree in effect preventing consummation of any of the transactions contemplated by this Agreement;

     (iv) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;
     (v) Seller shall have informed Buyer in writing that it has concluded to its satisfaction any required employee, employee representative and/or trade union information and consultation obligations in accordance with applicable law and/or relevant agreements; and
     (vi) JLG and its Affiliates satisfying any required employee, employee representative and/or trade union information and consultation obligations in accordance with applicable law and/or relevant agreements.
Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the representations and warranties set forth in Section 4 above shall have been accurate, true and correct in all material respects on and as of the date of this Agreement and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Buyer on and as of the Closing Date;
     (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) there shall not be any injunction, judgment, order or decree in effect preventing consummation of any of the transactions contemplated by this Agreement;
     (iv) Buyer shall have delivered to CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;
     (v) Seller obtaining any material third party consents described on Section 3(c) of the Disclosure Schedule;
     (vi) Cat UK and its Affiliates satisfying any required employee, employee representative and/or trade union information and consultation obligations in accordance with applicable law and/or relevant agreements; and
     (v) JLG shall have informed Seller in writing that it has concluded to its satisfaction any required employee, employee representative and/or trade union information and consultation obligations in accordance with applicable law and/or relevant agreements.
Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

     Section 8. Breach of Representations; Third Party Indemnity.
     (a) Survival. Save for the indemnification provided for in Section 8(d)(v), (viii), (ix), (xiii) and (xiv) which shall survive the Closing and shall not be limited in time, the representations and warranties of the Parties contained herein, and all other obligations of the Parties under this Agreement (including with respect to indemnification), shall survive the Closing for a period of three (3) years after the Closing Date. None of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar or Buyer shall have any liability with respect to claims first asserted in connection with any representation, warranty, or obligation after the termination of the survival period specified in this Section 8(a).
     (b) Remedy for Breach of Representations. Subject to Section 8(e), in the event of any breach of or any inaccuracy in any representation or warranty made by a Party in Section 3 or 4 (as applicable), the other Party may bring a contract claim or action against such alleged breaching Party for such breach or inaccuracy; provided, that the other Party shall provide written notice to such alleged breaching Party not later than the close of business on the third anniversary of the Closing Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed.
     (c) Indemnification by Cat IP Seller. Subject to 8(h), Cat IP Seller agrees to indemnify Buyer against, and agrees to hold Buyer harmless from, Losses incurred by Buyer as a result of third party claims to the extent arising out of the Caterpillar Intellectual Property infringing, misappropriating or violating the Intellectual Property rights of such third party (“Infringing Intellectual Property”); provided that Buyer has used and is using the Caterpillar Intellectual Property in accordance with the terms of this Agreement and the Strategic Alliance Agreement; and, provided further, that Buyer shall provide written notice to Cat IP Seller within three (3) years of the Closing Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed. Notwithstanding the foregoing, Cat IP Seller and their Affiliates shall have no liability or obligation whatsoever to Buyer with respect to (i) any infringement to the extent that such infringement is due to a modification or improvement to the Caterpillar Intellectual Property by a Person other than Cat IP Seller or their Affiliates, (ii) any use of the Caterpillar Intellectual Property in a manner other than the use permitted under this Agreement, (iii) any infringement claim, on a pro rata basis, not resulting entirely from the Caterpillar Intellectual Property, or (iv) any infringement claim relating to the Caterpillar Intellectual Property not utilized by Seller in the production of B Series Telehandlers or Compact Telehandlers.
     (d) Employees
     (i) The Parties agree that the Transfer Regulations apply to the transaction effected by this Agreement to transfer the contracts of employment of the Employees employed in the Business on the EAME Manufacturing Transition Date from Cat UK to Buyer’s Affiliate on the EAME Manufacturing Transition Date.
     (ii) Cat UK and Buyer acknowledge and agree that, by reason of the intention of Buyer to move the production of telehandlers to the facilities of Buyer’s Affiliate in Maasmechelen, Belgium on and with effect from the EAME Manufacturing Transition Date, Buyer will not, from the EAME Manufacturing Transition Date, require the Employees to carry out work at their current place of work, which will give rise to a potential redundancy situation as that term is defined in section 139 Employment Rights Act 1996.
     (iii) Buyer and Cat UK agree that it will be necessary to consult with Employee Representatives prior to the EAME Manufacturing Transition Date about the proposed redundancies of the Employees referred to in Section 8(d)(ii) above, pursuant to section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992. Cat UK agrees that it will conduct such consultation process as Buyer’s agent on behalf of Buyer but will at all times consult with Buyer about the process and seek Buyer’s prior approval (such approval not to be unreasonably withheld or delayed) to any information to be provided to Employees as part of that process.
     (iv) If and to the extent that, pursuant to Section 8(d)(vii), it becomes necessary for Cat UK to give notice of termination to any Employees, on behalf of Buyer, before the EAME Manufacturing Transition Date, the Parties agree that such dismissals will be on the grounds of redundancy as defined by section 139(1)(a)(ii) of the Employment Rights Act 1996, which will constitute an economic, technical or organisational reason entailing changes in the workforce of either Cat UK or Buyer in accordance with regulation 8(2) of the Transfer Regulations.
     (v) Cat UK shall indemnify Buyer against Employment Liabilities arising from or connected with its acts or omissions or vicarious liabilities and the acts or omissions or vicarious liabilities of Cat UK and its Affiliates in respect of the Employees or their Employee Representatives which occurred at any time prior to or on the EAME Manufacturing Transition Date. For the avoidance of doubt, this includes any protective awards under the Transfer Regulations and/or the Trade Union and Labour Relations (Consolidation) Act 1992 to the extent that such awards are claimed or made as a result of Cat UK’s own acts and/or omissions and such acts and/or omissions are not caused by Buyer’s failure to comply with its obligations under the Transfer Regulations, or any reasonable requests for assistance with the consultation processes made by Cat UK.
     (vi) Buyer shall indemnify Cat UK and its Affiliates against any protective awards claimed or made in respect of the Employees or their Employee Representatives under the Transfer Regulations to the extent that such awards are claimed or made as a result of Buyer’s failure to comply with its obligations under the Transfer Regulations (including regulation 10(3)) and under the Trade Union and Labour Relations (Consolidation) Act 1992 to the extent that such awards are claimed or made as a result of Buyer’s failure to comply with any reasonable requests for assistance with the consultation process made of it by Cat UK.
     (vii) Prior to the EAME Manufacturing Transition Date Cat UK will either (i) redeploy, whether to Cat UK (but not in the Business) or to any Affiliate of Cat UK, (ii) redeploy (following consultation with Buyer and Buyer’s agreement thereto), to Buyer or any Affiliate of Buyer, or (iii) on behalf of Buyer, give notice to terminate lawfully with effect from, or one day after, the EAME Manufacturing Transition Date the employments by reason of redundancy (as defined by Section 139 Employment Rights Act 1996) of those of the Employees who continue to be employed in the Business on the EAME Manufacturing Transition Date. Cat UK and Buyer agree to co-operate, in good faith, to properly address the matter of the potential redeployment of the Employees within Cat UK or its Affiliates or to Buyer or its Affiliates, to the extent that that matter arises during the collective consultation process. Cat UK hereby agrees to pay to the Employees such sums as are properly payable in relation to the termination of their employment on the grounds of redundancy for and on behalf of Buyer but at the expense of Cat UK.
     (viii) Cat UK shall indemnify Buyer against all Employment Liabilities arising from or connected with the terminations referred to in Section 8(d)(vii) above other than Employment Liabilities incurred by Buyer directly as a result of Buyer being found by an employment tribunal to have acted unfairly or unreasonably in not considering or permitting the redeployment of any of the Employees to identified suitable available vacancies with Buyer or any Affiliate of Buyer.

     (ix) In the event that any Employee alleges that notwithstanding Section 8(d)(vii) his/her employment should have had effect with Buyer following the date on which the employment of that Employee in the Business was terminated or a tribunal or court so decides or Cat UK fails to comply with Section 8(d)(vii), the following provisions shall apply:
     (A) Buyer may, subject to Section 8(d)(ix)(D), terminate such Employees’ employment forthwith. Section 8(d)(ix)(B) applies to this Section 8(d)(ix)(A).
     (B) Subject to Section 8(d)(ix)(C), Seller shall indemnify Buyer against Employment Liabilities arising from or connected with any termination of employment by Buyer pursuant to Section 8(d)(ix)(A) and Employment Costs incurred by Buyer in respect of the relevant Employee(s)’ employment for the period beginning with the EAME Manufacturing Transition Date and ending on the date of the termination of employment pursuant to Section 8(d)(ix)(A) above.
     (C) The indemnity provided in Section 8(d)(ix)(B) above shall not apply to any contractual commitment entered into by Buyer relating to or arising from such termination and which is additional to the existing contractual entitlements of the Employee as at the EAME Manufacturing Transition Date.
     (D) Buyer shall consult with Cat UK about any such proposed termination not less than 3 days before any decision is made and Cat UK shall effect the termination as agent for Buyer and on Buyer’s behalf but at all times in consultation with Buyer.
     (x) Cat UK, acting as agent for and on behalf of Buyer (but at Cat UK’s expense), shall up to the effective date of the termination of the employment of the Employees pursuant to Sections 8(d) (vii) or 8(d)(ix)(A), procure that the Employees continue to participate in any Cat UK or any Cat UK Affiliate scheme or plan in which they participated prior to the EAME Manufacturing Transition Date and shall otherwise continue to administer their employment as if they were Cat UK employees.
     (xi) Both Parties shall comply with their respective obligations under the Transfer Regulations and the Trade Union and Labour Relations (Consolidation) Act 1992. This shall include the obligations under regulation 10(3) of the Transfer Regulations which requires Buyer to supply to Cat UK relevant details of the measures which it envisages taking in respect of the Employees or, if no such measures are envisaged, that fact. Cat UK shall seek Buyer’s prior approval (such approval not to be unreasonably withheld or delayed) to any information to be provided to Employees in compliance with the said obligations.
     (xii) Cat UK and Buyer agree that, in the event that either of them is required to indemnify the other in accordance with the provisions of this Section 8(d), the following provisions will apply:
     (A) the indemnifying Party shall have conduct of the relevant litigation and the indemnified Party shall comply with the reasonable requests of the indemnifying Party in that respect;
     (B) the indemnified Party shall not, by act or omission, take any steps which increases (or is likely to increase) the liability of the indemnifying Party under the relevant indemnity without the prior written consent of the indemnifying Party;

     (C) both Cat UK and Buyer shall co-operate in good faith (including responding promptly to requests for assistance) regarding any Employment Liability including in respect of the use and disclosure of documents, case preparation and the availability of witnesses;
     (D) in the conduct of any litigation (or settlement thereof) both Cat UK and Buyer will have regard to the effects of adverse publicity on their marketplace reputations; and
     (E) in the event that the indemnified Party fails to comply with its obligations under this Section 8(d)(xii), the relevant indemnity shall not apply in respect of the particular Employment Liability in question.
     (xiii) The Parties agree that Buyer and Seller will agree and implement comparable arrangements (limited to the extent required by national legislation) and indemnification to those set out in Sections 8(d)(i) to 8(d)(xii) (inclusive) in respect of employees of Seller or any Seller’s Affiliate employed outside the United Kingdom at the relevant date if the Parties, having had the benefit of local legal advice, reasonably agree that pursuant to the transactions envisaged by this Agreement relevant national legislation is likely to apply to transfer the contracts of employment of any such employees on the EAME Manufacturing Transition Date or at such other date from Seller or Seller’s Affiliate to Buyer or Buyer’s Affiliate. Without prejudice to the generality of the foregoing, Seller shall indemnify Buyer against Employment Costs and Employment Liabilities arising from Seller’s acts or omissions or vicarious liabilities and the acts or omissions or vicarious liabilities of any Seller’s Affiliate in respect of any such employees or their Employee Representatives which occurred at any time prior to the EAME Manufacturing Transition Date or such other date of transfer.
     (xiv) In the event that the Parties agree that relevant national legislation, as referred to in Section 8(d)(xiii) above, would not be likely to apply to transfer the contracts of employment of any employee of the applicable Seller employing such employee (the “Applicable Seller”) outside the United Kingdom (the “Local Employees”) to Buyer or Buyer’s Affiliate, but a Local Employee alleges that pursuant to the transactions envisaged by this Agreement his/her employment has (or should have) so transferred to Buyer or Buyer’s Affiliate on the EAME Manufacturing Transition Date or at such other date, or a tribunal or court so decides, the following provisions shall apply:
     (A) both Applicable Seller, or Applicable Seller’s Affiliate, and Buyer, or Buyer’s Affiliate, shall notify each other of such allegation or decision as soon as reasonably practicable and, in any event, no later than 10 working days of it becoming known to them;
     (B) Applicable Seller, or Applicable Seller’s Affiliate, shall within a further 10 working days of such notification make an offer of employment, in writing, to such Local Employee on terms and conditions which are no less favourable than those applicable to him/her as at immediately before the EAME Manufacturing Transition Date or such other relevant date;
     (C) if either Applicable Seller, or Applicable Seller’s Affiliate, fails to make an offer as described in Section 8(d)(xiv)(B) above, or such Local Employee has not accepted such an offer within 10 working days of his/her receipt of it, or such Local Employee accepts such offer but fails to join Applicable Seller’s (or Applicable Seller’s Affiliate’s) employment within 5 working days of such acceptance, Buyer (or Buyer’s Affiliate) may, subject to Section 8(d)(xiv)(G) terminate such Local

Employee’s employment forthwith and the provisions of Sections 8(d)(xiv)(E) and (F) shall apply;
     (D) if the relevant Local Employee accepts the offer referred to in Section 8(d)(xiv)(B) above within 10 working days of his/her receipt of it, the Parties shall use their best endeavours to procure that within 5 working days of such acceptance such Local Employee shall resign from the employment of Buyer (or Buyer’s Affiliate) and commence employment with Applicable Seller (or Applicable Seller’s Affiliate). If such Local Employee fails to resign from Buyer’s (or Buyer’s Affiliate’s) employment within such 5 day period, Buyer (or Buyer’s Affiliate) may, subject to Sections 8(d)(xiv)(G), terminate such Local Employee’s employment forthwith and the applicable provisions of Sections 8(d)(xiv)(E) and (F) shall apply;
     (E) Applicable Seller shall indemnify Buyer and keep it fully indemnified against Employee Liabilities arising from or connected with any termination of employment by Buyer (or Buyer’s Affiliate) pursuant to Sections 8(d)(xiv)(C) and (D) above and all Employment Costs incurred by Buyer (or Buyer’s Affiliate) in respect of the relevant Local Employee(s) employment for the period beginning with EAME Manufacturing Transition Date or such other relevant date and ending on the date of the termination of employment pursuant to Sections 8(d)(xiv)(C) and (D) above;
     (F) the indemnity provided in Section 8(d)(xiv)(E) above shall not apply to any contractual commitment entered into by Buyer relating to or arising from such termination and which is additional to the existing contractual entitlements of the Local Employee as at the EAME Manufacturing Transition Date or such other relevant date; and
     (G) Buyer, or Buyer’s Affiliate, shall consult with Applicable Seller, or Applicable Seller’s Affiliate, about any such termination not less than 3 days before any decision is made and Seller (or Seller’s Affiliate) shall effect the termination as agent for Buyer and on Buyer’s behalf but at all times in consultation with Buyer.
     (e) Limitations on Liability of Seller. Notwithstanding any other provision of this Agreement:
     (i) Save for any Employment Liabilities and Employment Costs incurred under Section 8(d) and which are addressed in Section 8(d), Buyer shall have the right to payment by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) for Losses incurred or suffered by Buyer under or in any manner connected with this Agreement only if, and only to the extent that, Buyer shall have incurred, as to all aggregated successful contract actions based on breach of this Agreement under Section 8(b) or any other provision of this Agreement, and indemnifiable third party claims under Section 8(c), Losses in excess of $750,000.
     (ii) Seller shall have no liability under this Agreement in excess of $20,000,000.00 in the aggregate (except for those indemnifiable Employment Liabilities and Employment Costs set forth in Section 8(d), all of which are addressed in Section 8(d)).
     (iii) SAVE FOR ANY EMPLOYMENT LIABILITIES INCURRED UNDER SECTION 8(d), IN NO EVENT SHALL CSARL, CAT UK, CAT POLAND, CAT TOSNO, CAT HUNGARY, CATERPILLAR OR BUYER HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY FOR SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS.

     (iv) THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF CSARL, CAT UK, CAT POLAND, CAT TOSNO, CAT HUNGARY, AND CATERPILLAR TO BUYER UNDER OR IN CONNECTION WITH THE ACQUIRED ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING FOR ANY SUCCESSFUL CONTRACT ACTION BASED ON BREACH OF THIS AGREEMENT OR INDEMNIFIABLE THIRD PARTY CLAIMS UNDER THIS SECTION 8 OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF BUYER WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN THIS SECTION 8. To the extent that Buyer has any Losses for which it may assert any other right to indemnification, contribution or recovery from CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (whether under this Agreement or under any common law theory or any statute or other law), Buyer hereby waives, releases and agrees not to assert such right, and Buyer agrees to cause each of its Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.
     (v) Seller shall have no liability under or otherwise in connection with this Agreement or any document delivered at the Closing or the transactions contemplated hereby or thereby for any Loss (A) to the extent arising as a result of any action taken or omitted to be taken by Buyer, (B) to the extent arising from or relating to any matter disclosed on the Schedules to this Agreement, and (C) to the extent arising from a change in law that becomes effective after the Closing Date.
     (f) Notice of Third Party Claims; Assumption of Defense. Buyer shall give notice as promptly as is reasonably practicable, but in any event no later than five (5) business days after receiving notice thereof, to CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) to determine that the limitations in Section 8(e) have been satisfied or do not apply); provided, that the failure of Buyer to give such notice shall not relieve CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) of its obligations under this Section 8 except to the extent (if any) that CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) shall have been prejudiced thereby. CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding and (ii) upon notice to Buyer, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) of Section 8(g), to settle or compromise such claim, suit, action or proceeding. If CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable). Whether or not CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.
     (g) Settlement or Compromise. Any settlement or compromise made or caused to be made by Buyer (unless CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) has the exclusive right to settle or compromise under clause (ii) of Section 8(f)), CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8(f) shall also be binding upon CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar or Buyer, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on Buyer as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) Buyer will not compromise or settle any claim, suit, action or proceeding without the prior written consent of CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable), which consent shall not be unreasonably withheld.
     (h) Remedy for Intellectual Property Infringement. With respect to the Intellectual Property infringement indemnification obligation of Cat IP Seller under Section 8(c), Cat IP Seller may, in its sole discretion, settle any such claim on a basis requiring Cat IP Seller to substitute for the Infringing Intellectual Property (excluding third party intellectual property) alternative, substantially equivalent non-infringing Intellectual Property. In the event that any preliminary injunction, temporary restraining order, or final injunction shall be obtained, Cat IP Seller shall promptly, at its sole option, either (i) obtain the right for continued use of the Infringing Intellectual Property, (ii) modify the Infringing Intellectual Property to avoid such infringement while obtaining substantially equivalent benefit and functionality, (iii) substitute for the Infringing Intellectual Property alternative, substantially equivalent Intellectual Property, or (iv) indemnify Buyer for its Losses pursuant to Section 8(c).
     (i) Time Limits. Any right to indemnification or other recovery under this Section 8 shall only apply to Losses with respect to which the Party seeking recovery shall have notified the other Party within the applicable time period set forth in this Section 8. If any claim for indemnification or other recovery is timely asserted under this Section 8, the Party seeking recovery shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the other Party notice thereof, but may not bring any such action, suit or proceeding thereafter.
     (j) Knowledge. Notwithstanding anything contained herein to the contrary, no Party shall have (i) any liability for any breach of or inaccuracy in any representation or warranty by such Party, if the other Party or its officers, employees, counsel or other representatives (A) had Knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate, or (ii) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of such Party if the other Party or its officers, employees, counsel or other representatives had Knowledge at or before the Closing of such breach or failure.
     (k) Net Losses and Subrogation.
     (i) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Party seeking indemnification or recovery under this Section 8 (for the avoidance of doubt, including such Party’s Affiliates) shall be calculated after giving effect to (A) any insurance proceeds received by the Party seeking recovery with respect to such Losses, (B) any Tax benefit realized by the Party seeking recovery arising from the facts or circumstances giving rise to such Losses and (C) any recoveries obtained by the Party seeking recovery from any other third party. The Party seeking recovery shall exercise commercially reasonable efforts to obtain such proceeds, benefits or recoveries. If any such proceeds, benefits or recoveries are received by the Party seeking recovery with respect to any Losses after the other Party has made a payment to the Party seeking recovery with respect thereto, the Party seeking recovery shall pay to the other Party the amount of such proceeds, benefits or recoveries (up to the amount of the other Party’s payment).
     (ii) Upon making any payment to the Party seeking recovery in respect of any Losses, the other Party will, to the extent of such payment, be subrogated to all rights of the Party seeking recovery against any third party in respect of the Losses to which such payment relates. The Parties will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     (l) Purchase Price Adjustments. To the extent permitted by law, any amounts payable under Section 8(b), (c) or (d) shall be treated by Buyer and Seller as an adjustment to the Purchase Price.
     Section 9. Termination.
     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
     (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (ii) Buyer may terminate this Agreement by giving written notice to CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar at any time prior to the Closing in the event (A) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar has within the then previous ten (10) business days given Buyer any notice pursuant to Section 5(d)(i) above, and (B) the development that is the subject of the notice has had a Material Adverse Effect;
     (iii) Buyer may terminate this Agreement by giving written notice to CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar at any time prior to the Closing (A) in the event CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 3(i)-(k) above) in any material respect, Buyer has notified CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar (as applicable) of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 1, 2006, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
     (iv) CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, and Caterpillar may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 1, 2006, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, or Caterpillar itself breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If a Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of a Party to the other Parties (except for any liability of a Party then in breach).
     Section 10. Miscellaneous.
     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (b) No Third-Party Beneficiaries. Except as maybe specifically provided in this Agreement with respect to Affiliates, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c) Entire Agreement. With the exception of the confidentiality obligations found in the Confidentiality Agreement between Caterpillar Inc. and Buyer dated as of March 29, 2005, as amended, which confidentiality obligations shall continue for a period of two years after the Closing Date, this Agreement, the Strategic Alliance Agreement and the Component Supply Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements (including the Letter of Intent between the Parties dated as of August 24, 2005), or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that for the avoidance of doubt, CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar or Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar or Buyer, as the case may be, shall nonetheless remain responsible for the performance of all of its obligations hereunder).
     (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (f) Construction. The recitals and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) five (5) business days after being deposited in the mail, certified or registered, postage prepaid:
If to Seller:
Caterpillar Hungary Components Manufacturing Ltd.
2117 Isaszeg Hrsz
0185/3, Hungary
Attn: Managing Director
Facsimile:
Caterpillar S.A.R.L.
76 Route de Frontenex
P.O. Box 6000
Geneva 6, 1211, Switzerland
Attn: Associate General Counsel
Facsimile: +41-22-849.4982
Caterpillar Poland Sp. z o.o.,
U1. Lubielski 74
23-300, Janow Lubelski, Poland

Attn: Managing Director
Facsimile: +48-15 8725160
Caterpillar Tosno, L.L.C.
1/1 Moskovskoye shosse
Leningradskaya Olbast
Tosno, Russia 187000
Attn: General Director
Facsimile: +7-812-953.9993
Caterpillar (U.K.) Limited
Peckleton Lane, Co. Desford
Leicester, England LE9 9JT, United Kingdom
Attn: Managing Director
Facsimile: +44 1733 584905
Caterpillar Inc.
100 N.E. Adams St.
Peoria, Illinois 61629-9600
Attn: Associate General Counsel
Facsimile: (309) 675-1795
If to Buyer:
JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, Maryland 21742-2678
Attn: Senior Vice President and General Counsel
Facsimile: (240) 313-1807
with a copy to:
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: W. Andrew Jack, Esq.
Facsimile: (202) 662-6291
or such other address as any Party may from time to time specify by notice to the other Parties. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (h) Applicable Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar and Buyer. No waiver by a Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by CSARL, Cat UK, Cat Poland, Cat Tosno, Cat Hungary, Caterpillar or Buyer (as applicable) making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Buyer and Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will join in the execution of any such Tax Returns and other documentation.
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context requires otherwise, singular includes plural and vice versa and any gender includes every gender, and where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase will have a corresponding meaning. The word “including” shall mean “including without limitation”.
     (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (n) Bulk Transfer Laws. Buyer and Seller, on behalf of themselves and their respective Affiliates, hereby waive compliance by the other Parties (and the other Parties’ Affiliates) with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
     (o) Remittances. All remittances, payments, mail and other communications relating to the Acquired Assets received by Seller at any time after the Closing Date shall be promptly turned over to Buyer by Seller. All remittances, payments, mail and other communications relating to any asset that is not an Acquired Asset received by Buyer at any time after the Closing Date shall be promptly turned over to Seller by Buyer.
     (p) VAT. The Purchase Price is exclusive of VAT. If any VAT is payable by a Seller entity in respect of the sale of any of the Acquired Assets pursuant to this Agreement, subject to provision of a VAT invoice for such amount in the form referred to below, an additional amount shall be payable in respect of the purchase of such Acquired Assets equal to VAT at the applicable rate on such part of the Purchase Price as is attributed to those Acquired Assets pursuant to this Agreement. Such additional amount shall be payable to the relevant Seller entity by the Designated Purchaser of the relevant Acquired Assets (or by Buyer if there is no Designated Purchaser of those Acquired Assets). Any such additional amount shall be payable not later than 14 days after delivery to such Designated Purchaser (or to Buyer, if applicable) of a VAT invoice in the prescribed form correctly issued by the relevant Seller entity to the relevant Designated Purchaser (or to Buyer, if applicable). Section 10(k) shall have no application in relation to any VAT which is covered by this clause.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

JLG INDUSTRIES, INC.

By:

Name:
Title:

CATERPILLAR S.A.R.L.

By:

Name:
Title:

CATERPILLAR (U.K.) LIMITED

By:

Name: Klaus O. Ukens
Title: Attorney-in-Fact

CATERPILLAR POLAND SP. Z O.O.

By:

Name: Klaus O. Ukens
Title: Attorney-in-Fact

CATERPILLAR TOSNO, L.L.C.

By:

Name: Klaus O. Ukens
Title: Attorney-in-Fact

CATERPILLAR HUNGARY COMPONENTS MANUFACTURING LTD

By:

Name: Klaus O. Ukens
Title: Attorney-in-Fact

CATERPILLAR INC.

By:

Name: Klaus O. Ukens
Title: Attorney-in-Fact